Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Form N-1A Registration Statement prospectus dated June 15, 2008 and “Independent Registered Public Accounting Firm” in the related Statement of Additional Information and to the incorporation by reference of our report dated January 29, 2008 on Reserve Liquid Performance Money Market Fund (one of the funds comprising The Reserve Fund) in this Registration Statement (Form N-1A No. 811-2033) of Reserve Liquid Performance Money Market Fund.

ERNST & YOUNG LLP

New York, New York

April 15, 2008